                                                                  Exhibit 12(b)

                     HSBC AMERICAS, INC. AND SUBSIDIARIES
         CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES (a)
                       (INCLUDING INTEREST ON DEPOSITS)
                         (IN MILLIONS, EXCEPT RATIOS)

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
                                                              Three Months
                                                            Ended March 31, (b)              Years Ended December 31,
                                                            --------------------    --------------------------------------
                                                                 1996    1995         1995    1994    1993    1992    1991
                                                                 ----    ----         ----    ----    ----    ----    ----
Total Fixed Charges (as above)                                 $  45   $  39        $ 143   $ 178    $ 213   $ 227  $  339
Add: Interest on Deposits                                        117     102          465     308      290     397     669
                                                               -----   -----        -----   -----    -----   -----  ------
Total Fixed Charges and Interest on Deposits                   $ 162   $ 141        $ 608   $ 486    $ 503   $ 624  $1,008

Earnings (Loss) Before Taxes Based on Income and
  Fixed Charges (as above)                                     $ 179   $  51        $ 479   $ 263    $   1   $ 165   $ 187
Add: Interest on Deposits                                        117     102          465     308      290     397     669
                                                               -----   -----        -----   -----    -----   -----  ------
Total                                                          $ 296   $ 153        $ 944   $ 571    $ 291   $ 562   $ 856

Consolidated Ratio of Earnings to
  Combined Fixed Charges                                        1.83    1.09         1.55    1.17     0.58    0.90    0.85
                                                               -----   -----        -----   -----    -----   -----  ------

(a) The Three Months Ended March 31, 1995 and the Years Ended December 31, 1995 to 1991 have been restated to include the results of Oleifera Investments, Ltd. merged with the Corporation on January 1, 1996.
(b) Unaudited
(c) Undistributed equity earnings of less than fifty percent owned companies.
(d) Less than $500,000.
(e) The portion deemed representative of the interest factor.
 * The amount by which earnings for the years ended December 31, 1993, 1992 and 1991 were insufficient to cover combined fixed charges were $212 million, $62 million and $152 million respectively (excluding and including interest on deposits).

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